Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), entered into and effective as of November 20, 2014 (the “Effective Date”), is by and between Orthofix International N.V., a company organized under the laws of Curacao (the “Company”), Davide Bianchi, an individual (the “Executive”), born on January 14, 1965, and, solely for purposes of Sections 6.1(b) and 7.4 hereof, Orthofix AG, a company organized under the laws of Switzerland and a wholly owned subsidiary of the Company (“AG”).

PRELIMINARY STATEMENTS

A. Executive currently serves as the Company’s President, Extremity Fixation pursuant to an Employment Contract, signed on November 26, 2013, between Executive and AG (the “Existing Employment Agreement”), which Existing Employment Agreement is attached hereto as Exhibit C.

B. In connection with the Existing Employment Agreement, AG and the Executive entered into a Non-Competition Agreement, signed on November 26, 2013 (the “Non-Competition Agreement”), which Non-Competition Agreement is attached as Exhibit C to the Existing Employment Agreement.

C. Executive, the Company and AG desire to (i) amend and restate the Existing Employment Agreement to reflect the terms described herein (including that effective as of the date of this Agreement, Executive shall cease to be employed by AG and shall henceforth be employed by the Company pursuant to the terms of this Agreement) and (ii) amend the Non-Competition Agreement as described in Sections 6.1(b) and 7.4 hereof.

D. Capitalized terms used herein and not otherwise defined have the meaning for them set forth on Exhibit A attached hereto and incorporated herein by reference.

The parties, intending to be legally bound, hereby agree as follows:

I. EMPLOYMENT AND DUTIES

1.1 Duties. The Company hereby employs the Executive as an employee, and the Executive agrees to be employed by the Company, upon the terms and conditions set forth herein. While serving as an employee of the Company, the Executive shall serve as the Company’s President, Extremity Fixation. The Executive shall have such power and authority and perform such duties, functions and responsibilities as are associated with and incident to such positions, and as the Board may from time to time require of him. The Executive also agrees to serve, if elected, as an officer or director of any other direct or indirect subsidiary of the Company, in each such case at no compensation in addition to that provided for in this Agreement, but the Executive serves in such positions solely as an accommodation to the Company and such positions shall grant him no rights hereunder (including for purposes of the definition of Good Reason).

1.2 Services. During the Term (as defined in Section 1.3), and excluding any periods of vacation, sick leave or disability, the Executive agrees to dedicate his regular work hours fully to the Company, spare time work shall not conflict with the business interest of the Company.

1.3 Term of Employment. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (1) termination by either party in accordance with the terms of this Agreement or (2) automatically (a) at the end of the month in which the Executive reaches the legal retirement age (currently age 65) or (b) at the end of the day on which the Executive receives an early retirement pension or a full pension for disability (the “Term”).

1.4 Place of Performance. During the Term, the Executive’s primary business office shall be his home residence in Switzerland, provided, however, that Executive shall also from time-to-time perform services from the Company’s offices in Lewisville, Texas and Verona, Italy, and from such other locations as are agreed by the Company and the Executive.

1.5 Working Hours. Regular working hours are 40 hours per week (Monday through Friday). Nevertheless, the demands of the Executive’s position may require him to work irregular hours and the Executive undertakes to work such irregular hours, at the request of the Company. To that end, the Executive agrees, in accordance with business requirements as well as legal limits, to work overtime as well as to work on Sundays and bank holidays. Upon request of the overtime, the Company has to consider the business needs as well as the rights of the Executive. Overtime is covered inside the remuneration package.

II. COMPENSATION

2.1 General. The base salary and Incentive Compensation (as defined in Section 2.3.) payable to the Executive hereunder, as well as any stock-based compensation, including stock options, stock appreciation rights and restricted stock grants, shall be determined from time to time by the Board and paid pursuant to the Company’s customary payroll practices or in accordance with the terms of the applicable Plans (as defined in Section 2.4). The Company shall pay the Executive in cash (in Swiss Francs), in accordance with the normal payroll practices of the Company, the base salary and Incentive Compensation set forth below. For the avoidance of doubt, in providing any compensation payable in stock, the Company may withhold, deduct or collect from the compensation otherwise payable or issuable to the Executive a portion of such compensation to the extent required to comply with applicable tax laws to the extent such withholding is not made or otherwise provided for pursuant to the agreement governing such stock-based compensation.

2.2 Base Salary. The Executive shall be paid an annual base salary of no less than CHF 336,600, payable in 12 monthly installments of CHF 28,050 per month, while he is employed by the Company during the Term and this amount shall include all compensation for overtime; provided, however, that nothing shall prohibit the Company from reducing the base salary as part of an overall cost reduction program that affects all senior executives of the Company Group and does not disproportionately affect the Executive, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the minimum base salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount). The base salary shall be reviewed annually by the Board for increase (but not decrease, except as permitted above) as part of its annual compensation review, and any increased amount shall become the base salary under this Agreement.

2.3 Bonus or other Incentive Compensation. With respect to each fiscal year of the Company during the Term, the Executive shall be eligible to receive annual bonus compensation under the Company’s Executive Annual Incentive Plan or any successor plan (the “Bonus Plan”) based on the achievement of goals established by the Board from time to time (the “Goals”). During the Term, the Executive will have a target bonus opportunity under the Bonus Plan of at least 60% of his then-applicable Base Salary and an opportunity to earn a maximum annual bonus of not less than 90% of his then-applicable Base Salary. The amount of any actual payment will depend upon the achievement (or not) of the Goals established by the Board. Except as otherwise provided in this Agreement, to receive a bonus under the Bonus Plan, the Executive must be employed on the date of payment of such bonus. Amounts payable under the Bonus Plan shall be determined by the Board and shall be paid following such fiscal year and no later than two and one-half months after the end of such fiscal year. In addition, the Executive shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section 2.3 under the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing.

2.4 Stock Compensation. The Executive shall be eligible to receive stock-based compensation, whether stock options, stock appreciation rights, restricted stock grants or otherwise, under the Company’s 2012 Long Term Incentive Plan or other stock-based compensation plans as the Company may establish from time to time (collectively, the “Plans”). The Executive shall be considered for such grants no less often than annually as part of the Board’s annual compensation review, but any such grants shall be at the sole discretion of the Board.

2.5 Car Allowance. The Executive shall receive an annual car allowance equal to CHF 24,000 per annum.

III. EMPLOYEE BENEFITS

3.1 General. Subject only to any post-employment rights under Article V, so long as the Executive is employed by the Company pursuant to this Agreement, he shall be eligible for the following benefits to the extent generally available to senior executives of the Company or by virtue of his position, tenure, salary and other qualifications. Any eligibility shall be subject to and in accordance with the terms and conditions of the Company’s benefits policies and applicable plans (including as to deductibles, premium sharing, co-payments or other cost-splitting arrangements).

3.2 Savings and Retirement Plans. The Executive shall be entitled to participate in, and enjoy the benefits of, all savings, pension, salary continuation and retirement plans, practices, policies and programs generally available to senior executives of the Company. The premium contribution to the corporate pension scheme of the Company is compliant with the requirement of the Swiss Occupational Pension Legislation BVG (Berufsvorsorgegesetz). The annual premium depends on the amount of the salary and the age of the Employee. At the present time, it is approximately CHF 56,400. Two thirds of the premium is paid by the Company and one third by the Employee. The Employee’s contribution is deducted from his salary in monthly installments of approximately CHF 1,600. In addition, the Employee will receive further a voluntary contribution to the 3rd column in the amount of CHF 6,739 per annum.

3.3 Welfare and Other Benefits.

(a) The Executive and/or the Executive’s eligible dependents, as the case may be, shall be entitled to participate in, and enjoy the benefits of, all welfare benefit plans, practices, policies and programs provided by the Company at a level that is generally available to other senior executives of the Company.

(b) In the event that Executive is unable to perform his duties under this Agreement due to illness, the Executive shall receive his salary according to the terms and conditions of the insurance for loss of earnings due to illness, which is covered by the Company. If insurance for loss of earnings due to illness has not been entered into, the continuation of pay shall be determined by Art. 324a of the Swiss Code of Obligations.

(c) The Company shall take out accident insurance for the employee according to Swiss law and to the terms usually offered by the Company.

3.4 Vacation. The Executive shall be entitled to 5 weeks paid vacation (25 working days) per calendar year, in addition to bank and other public holidays. If the Executive’s employment begins or terminates during a calendar year, his entitlement to holidays shall be pro-rata temporis. The Company shall be entitled to require the Executive to take holiday at its request and may also refuse to allow him to take holiday in circumstances where it would be inconvenient to the business. The Company reserves the right to refuse holiday up to and including the day before the holiday is due to be taken. In the event the Company exercises such right to refuse holiday, the Company will reimburse the Executive for all prepaid, nonrefundable costs or penalties associated with the cancellation.

3.5 Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in performing his duties under this Agreement. Reimbursement of the Executive for such expenses will be made upon presentation to the Company of expense vouchers that are in sufficient detail to identify the nature of the expense, the amount of the expense, the date the expense was incurred and to whom payment was made to incur the expense, all in accordance with the expense reimbursement practices, policies and procedures of the Company.

3.6 Key Man Insurance. The Company shall be entitled to obtain a “key man” or similar life or disability insurance policy on the Executive, and neither the Executive nor any of his family members, heirs or beneficiaries shall be entitled to the proceeds thereof. Such insurance shall be available to offset any payments due to the Executive pursuant to Section 5.1 of this Agreement due to his death or Disability.

IV. TERMINATION OF EMPLOYMENT

4.1 Termination by Mutual Agreement. The Executive’s employment may be terminated at any time during the Term by mutual written agreement of the Company and the Executive.

4.2 Death. The Executive’s employment hereunder shall terminate upon his death.

4.3 Disability. In the event the Executive incurs a Disability for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months, the Company may, at its election, terminate the Executive’s employment during the Term by delivering a Notice of Termination (as defined in Section 4.7) to the Executive 30 days in advance of the date of termination.

4.4 Good Reason; Cause. The Executive may terminate his employment at any time during the Term for Good Reason, the Company may terminate the Executive’s employment at any time during the Term for Cause, in each case by delivering a Notice of Termination to the other party 30 days in advance of the date of termination; provided, however, that each party agrees not to terminate this Agreement pursuant to this provision until it has given the other party at least 30 days in which to cure the circumstances set forth in the Notice of Termination constituting Good Reason or Cause, as applicable, and if such circumstances are not cured by the 30th day, the Executive’s employment shall terminate on such date.

4.5 Termination without Cause by the Company. The Company may terminate the Executive’s employment at any time during the Term without Cause by delivering to the Executive a Notice of Termination 6 months in advance of the date of termination; provided that as part of such notice the Company may request that the Executive immediately tender the resignations contemplated by Section 4.8 and otherwise cease performing his duties hereunder. The date of termination shall be the date set forth in the Notice of Termination.

4.6 Termination without Good Reason by the Executive. The Executive may voluntarily terminate his employment at any time during the Term by delivering to the Company a Notice of Termination 6 months in advance of the date of termination (a “Voluntary Termination”). For purposes of this Agreement, a Voluntary Termination shall not include a termination of the Executive’s employment by reason of death or for Good Reason, but shall include voluntary termination upon retirement in accordance with the Company’s retirement policies and/or applicable law. A Voluntary Termination shall not be considered a breach or other violation of this Agreement.

4.7 Notice of Termination. Any termination of employment under this Agreement by the Company or the Executive requiring a notice of termination shall require delivery of a written notice by one party to the other party (a “Notice of Termination”). A Notice of Termination must indicate the specific termination provision of this Agreement relied upon and the date of termination. The date of termination specified in the Notice of Termination shall comply with the time periods required under this Article IV, and may in no event be earlier than the date such Notice of Termination is delivered to or received by the party getting the notice. No Notice of Termination under Section 4.4 shall be effective until the applicable cure period, if any, shall have expired without the Company or the Executive, respectively, having corrected the event or events subject to cure to the reasonable satisfaction of the other party. The terms “termination” and “termination of employment,” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Section 409A.

4.8 Resignations. Upon ceasing to be an employee of the Company for any reason, or earlier upon request by the Company pursuant to Section 4.5, the Executive agrees to immediately tender written resignations to the Company with respect to all officer and director positions he may hold at that time with any member of the Company Group.

V. PAYMENTS ON TERMINATION

5.1 Death; Disability; Resignation for Good Reason; Termination without Cause. If at any time during the Term the Executive’s employment with the Company is terminated due to his death, Disability, resignation for Good Reason or termination by the Company without Cause, the Executive shall be entitled to the payment and benefits set forth below only:

(a) Any unpaid base salary and accrued unpaid vacation then owing through the date of termination, which amounts shall be paid to the Executive within 30 days of the date of termination.

(b) If, for the calendar year prior to the Executive’s termination, Executive has satisfied a sufficient portion of the Goals to be eligible for a bonus under the Bonus Plan, and such bonus has not yet been paid as of the date of Executive’s termination, Executive shall be paid a bonus under the Bonus Plan for such prior calendar year, which bonus shall be paid at the same time as payments are made to other participants in the Bonus Plan.

(c) A pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs) based on the achievement of the Goals for the calendar year of his termination of employment. Nothing in the foregoing sentence is intended to give the Executive greater rights to such Incentive Compensation than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan Incentive Compensation that would have been applicable to him had his employment not been terminated, it being understood that Executive’s termination of employment shall not be used to disqualify Executive from or make him ineligible for a pro rata portion of the Bonus Plan Incentive Compensation to which he would otherwise have been entitled. The pro rata portion of Bonus Plan Incentive Compensation shall, subject to Section 7.16, be paid at the time such Incentive Compensation is paid to other participants in the Bonus Plan.

(d) A one-time lump sum severance payment in an amount equal to 100% of the Executive’s Base Amount plus, for a termination by the Executive for Good Reason or a termination by the Company without Cause only, CHF 11,500 to be used by the Executive for outplacement services. The lump sum severance payment shall be paid on the 60th day following the Executive’s termination of employment, provided that prior to such time the Executive has signed the release described in Section 5.4 and the applicable revocation period for such release has expired, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16.

(e) The post-termination exercise period for any options which are vested as of Executive’s termination of employment shall be as set forth in the applicable award agreement, provided, however, that any provisions in such an award agreement purporting to give the Executive greater post-termination exercise rights because he is a party to an employment agreement shall not be given effect.

(f) If continuation coverage is available under the terms of the applicable plan(s) and Executive selects such continuation coverage in a timely manner, for the lesser of 12 months after termination or until the Executive secures coverage from new employment, Executive shall receive a monthly cash payment equal to the cost of continuation coverage under the Company’s medical and dental benefit plans in which the Executive was participating at the time of his termination of employment at the level at which the Executive was participating at the time of his termination of coverage (e.g. single or family coverage), less the amount of the employee contribution for such coverage. Such payments shall be subject to all applicable taxes and withholding.

In the event the Executive’s termination is pursuant to Section 4.2, payment shall be made to the Executive’s heirs, beneficiaries, or personal representatives, as applicable. Further, any payments by the Company under Section 5.1(d) above pursuant to a termination under Section 4.2 or 4.3 shall be reduced by any payments received by the Executive pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or Disability.

5.2 Termination for Cause; Voluntary Termination. If at any time during the Term the Executive’s employment with the Company is terminated by the Company for Cause or due to a Voluntary Termination, the Executive shall be entitled to only the following:

(a) any unpaid base salary and accrued unpaid vacation then owing through the date of termination, which amounts shall be paid to the Executive within 30 days of the date of termination.

(b) whatever rights, if any, that are available to the Executive upon such a termination pursuant to the Plans or any award documents related to any stock-based compensation such as stock options, stock appreciation rights or restricted stock grants. This Agreement does not grant any greater rights with respect to such items than provided for in the Plans or the award documents in the event of any termination for Cause or a Voluntary Termination.

5.3 Termination following Change of Control. The Executive shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change of Control or Potential Change of Control. However, if during a Change of Control Period during the Term, (a) the Executive terminates his employment with the Company for Good Reason, or (b) the Company terminates the Executive’s employment without Cause, the lump sum severance payment under Section 5.1(d) shall be increased from 100% of the Base Amount to 150% of the Base Amount and the period of monthly payment of medical/dental continuation coverage (if available/applicable) for medical and dental benefits under Section 5.1(f) shall be increased to 18 months from 12 months. The terms and rights with respect to such payments shall otherwise be governed by Section 5.1. No other rights result from termination during a Change of Control Period; provided, however, that nothing in this Section 5.3 is intended to limit or impair the rights of the Executive under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change of Control if such Plans or award documents grant greater rights than are set forth herein.

5.4 Release. The Company’s obligation to pay or provide any severance benefits (which does not include the payment of salary through the date of termination) to the Executive following termination (other than in the event of death pursuant to Section 4.2) is expressly subject to the requirement that (i) the Executive execute the release in the form attached hereto as Exhibit B (the “Release”) prior to the 60th day following Executive’s termination of employment, and (ii) any revocation period for the Release shall have expired prior to the 60th day following Executive’s termination of employment without Executive having breached or revoked the Release. In the event that the Executive does not sign the Release, or signs and later revokes the Release, all of the Company’s obligations to make severance payments and provide severance benefits under this Agreement (which does not include the payment of salary through the date of termination) will terminate in full, and the Executive understands and agrees that he will not be entitled to any severance benefits in connection with his termination of employment.

5.5 Other Benefits. Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Executive’s participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Company Group to which the Executive is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.5.

5.6 No Mitigation. It will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the termination of the Executive’s employment, and the protective provisions under Article VI contained herein will further limit the employment opportunities for the Executive. In addition, the Company’s severance pay policy applicable in general to its salaried employees does not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of severance compensation in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.

5.7 Limitation; No Other Rights. Any amounts due or payable under this Article V are in the nature of severance payments or liquidated damages, or both, and the Executive agrees that such amounts shall fully compensate the Executive, his dependents, heirs and beneficiaries and the estate of the Executive for any and all direct damages and consequential damages that they do or may suffer as a result of the termination of the Executive’s employment, or both, and are not in the nature of a penalty. Notwithstanding the above, no member of the Company Group shall be liable to the Executive under any circumstances for any consequential, incidental, punitive or similar damages. The Executive expressly acknowledges that the payments and other rights under this Article V shall be the sole monies or other rights to which the Executive shall be entitled to and such payments and rights will be in lieu of any other rights or remedies he might have or otherwise be entitled to. In the event of any termination under this Article V, the Executive hereby expressly waives any rights to any other amounts, benefits or other rights not described herein, including without limitation whether arising under current or future compensation or severance or similar plans, agreements or arrangements of any member of the Company Group (including as a result of changes in (or of) control or similar transactions), unless Executive’s entitlement to participate or receive benefits thereunder has been expressly approved by the Board. Similarly, no one in the Company Group shall have any further liability or obligation to the Executive following the date of termination, except as expressly provided in this Agreement.

5.8 No Right to Set Off. The Company shall not be entitled to set off against amounts payable to the Executive hereunder any amounts earned by the Executive in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

5.9 Adjustments Due to Excise Tax (If Applicable).

(a) While the parties do not expect the Executive’s compensation hereunder to be subject to U.S. income taxation, if it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company so that no portion of the Payments to the Executive is subject to the Excise Tax. The Company shall reduce or eliminate the Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Payments. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments.

(b) In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to Section 5.9(a), the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.9(a), to reduce the amount of Excise Tax imposed.

(c) The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5.9, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5.9, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5.9. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

5.10 Social Security. The Executive and the Company shall each pay half of the contributions which are owed as a matter of law for AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Executive’s contributions shall be deducted by the Company from his gross salary.

VI. PROTECTIVE PROVISIONS

6.1 Noncompetition.

(a) Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), so long as the Executive is an employee of the Company or any other member of the Company Group, the Executive agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, the Executive understands that this Section 6.1 prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to the Executive’s passive ownership of not more than 5% of a publicly-traded company. In the case of any violation of this non-competition clause, the Executive shall pay to the Company liquidated damages in the amount of CHF 28,050 for each instance of violation. The payment of liquidated damages shall not discharge the Executive from observing this non-competition covenant. In addition to the payment of liquidated damages and further damages incurred by the Company, the Company shall have the right to request the termination of any of the Executive’s activities which violate this non-competition covenant.

(b) In addition to the obligations described in Section 6.1(a) hereof (which obligations apply with respect to the period during which Executive is an employee of the Company), Executive shall also remain bound after the date hereof by the terms of the Non-Competition Agreement. In connection with the foregoing and notwithstanding anything in this Agreement to the contrary, the Executive, the Company and AG expressly agree that effective as of the date of this Agreement, (i) all rights and obligations of AG under the Non-Competition Agreement shall be assigned (and Executive consents to such assignment) to the Company, (ii) the Non-Competition Agreement shall remain in full force and effect, with the “Employment Relationship” referenced in the Non-Competition Agreement being deemed to have continued (and to be uninterrupted) for purposes of the Non-Competition Agreement following the transition as of the date of this Agreement of the Executive’s employment from AG to the Company, (iii) the Company shall have been deemed to have satisfied all payment obligations under Section 3 of the Non-Competition Agreement (which amounts were previously paid by AG), and (iv) in the event that Executive’s employment hereunder is terminated by the Company without Cause or as a result of Executive’s resignation for Good Reason, the Company shall have been deemed to have satisfied all payment and remuneration obligations referenced in Section 5 of the Non-Competition Agreement and the “Option” referenced in the Non-Competition Agreement shall be deemed to be exercised and fully paid-up thereunder.

6.2 No Solicitation or Interference. So long as the Executive is an employee of the Company or any other member of the Company Group (other than while an employee acting solely for the express benefit of the Company Group) and for a twelve-month period thereafter, the Executive shall not, whether for his own account or for the account or benefit of any other Person, throughout the Prohibited Area:

(a) request, induce or attempt to influence (i) any customer of any member of the Company Group to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (ii) any Person employed by (or otherwise engaged in providing services for or on behalf of) any member of the Company Group to limit, curtail, cancel or terminate any employment, consulting or other service arrangement, with any member of the Company Group. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee or consultant of the Company Group.

(b) solicit from or sell to any customer any products or services that any member of the Company Group provides or is capable of providing to such customer and that are the same as or substantially similar to the products or services that any member of the Company Group, sold or provided while the Executive was employed with, or providing services to, any member of the Company Group.

(c) contact or solicit any customer for the purpose of discussing (i) services or products that are competitive with and the same or closely similar to those offered by any member of the Company Group or (ii) any past or present business of any member of the Company Group.

(d) request, induce or attempt to influence any supplier, distributor or other Person with which any member of the Company Group has a business relationship or to limit, curtail, cancel or terminate any business it transacts with any member of the Company Group.

(e) otherwise interfere with the relationship of any member of the Company Group with any Person which is, or within one-year prior to the Executive’s date of termination was, doing business with, employed by or otherwise engaged in performing services for, any member of the Company Group.

6.3 Confidential Information. During the period of the Executive’s employment with the Company or any member of the Company Group and at all times thereafter, the Executive shall hold in secrecy for the Company all Confidential Information that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company (or otherwise performing services for any member of the Company Group). Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by the Executive in violation of this Section 6.3) or (b) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Executive’s employment and as necessary to perform his duties under Section 1.1, the Company will provide and grant the Executive access to the Confidential Information. The Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided the Executive and that the Confidential Information could be used to the competitive and financial detriment of any member of the Company Group if misused or disclosed by the Executive. The Company promises to provide access to the Confidential Information only in exchange for the Executive’s promises contained herein, expressly including the covenants in Sections 6.1, 6.2 and 6.4.

6.4 Inventions.

(a) The Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that the Executive conceives of or first actually reduces to practice, either solely or jointly with others, during the Executive’s employment with the Company or any other member of the Company Group, and that relate to the business now or thereafter carried on or contemplated by any member of the Company Group or that result from any work performed by the Executive for any member of the Company Group.

(b) The Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company (or member of the Company Group) and are hereby assigned to the Company (or applicable member of the Company Group). During the term of the Executive’s employment with the Company (or any other member of the Company Group) and thereafter, whenever requested to do so by the Company, the Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company (or any other member of the Company Group) or their nominees the sole and exclusive right, title and interest in and to such Inventions.

(c) The Company acknowledges and agrees that the provisions of this Section 6.4 do not apply to an Invention: (i) for which no equipment, supplies, or facility of any member of the Company Group or Confidential Information was used; (ii) that was developed entirely on the Executive’s own time and does not involve the use of Confidential Information; (iii) that does not relate directly to the business of any member of the Company Group or to the actual or demonstrably anticipated research or development of any member of the Company Group; and (iv) that does not result from any work performed by the Executive for any member of the Company Group.

6.5 Return of Documents and Property. Upon termination of the Executive’s employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are in the possession or under the control of the Executive.

6.6 Reasonableness; Remedies. The Executive acknowledges that each of the restrictions set forth in this Article VI are reasonable and necessary for the protection of the Company’s business and opportunities (and those of the Company Group) and that a breach of any of the covenants contained in this Article VI would result in material irreparable injury to the Company and the other members of the Company Group for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Company and any member of the Company Group shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any member of the Company Group may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

6.7 Extension; Survival. The Executive and the Company agree that the time periods identified in this Article VI will be stayed, and the Company’s obligation to make any payments or provide any benefits under Article V shall be subject to a right of set-off, during the period of any breach or violation by the Executive of the covenants contained herein. The parties further agree that this Article VI shall survive the termination or expiration of this Agreement for any reason. The Executive acknowledges that his agreement to each of the provisions of this Article VI is fundamental to the Company’s willingness to enter into this Agreement and for it to provide for the severance and other benefits described in Article V, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the parties for each provision of this Article VI to be enforced to the fullest extent permitted by law. If any part of this Article VI, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from this Agreement, but the remainder of this Agreement (expressly including the other provisions of this Article VI) shall remain in full force and effect.

VII. MISCELLANEOUS

7.1 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via recognized overnight delivery service (e.g., FedEx, UPS, or DHL), all courier charges prepaid, or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:

If to the Company:

Orthofix International N.V.

Attn: Chief Administrative Officer, General

Counsel and Corporate Secretary

3451 Plano Parkway

Lewisville, Texas 75056

Facsimile: (214) 937-3096

E-mail: jeffschumm@orthofix.com

With a copy, which shall not constitute notice, to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Facsimile: (202) 637-5910

Email: joseph.gilligan@hoganlovells.com

If to the Executive:

Davide Bianchi

Chemin du Mont Blanc 4

1272 Genolier,

Switzerland

7.2 Legal Fees.

(a) The Company shall pay all reasonable legal fees and expenses of the Executive’s counsel in connection with the preparation and negotiation of this Agreement.

(b) Any and all disputes arising from the employment relationship between the Company and the Executive, shall be settled exclusively by arbitration to be governed by ICC Rules (International Chamber of Commerce) and resolved by three (3) arbitrators appointed as follows: The Company shall jointly appoint one (1) arbitrator, the executive shall appoint one (1) arbitrator and the third arbitrator shall be appointed by the already appointed arbitrators. The place of arbitration shall be Zug, Switzerland, and shall be conducted in the English language.

7.3 Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is void, invalid or otherwise unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall replace such void, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the void, invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Article VI of this Agreement.

7.4 Entire Agreement; Termination of Existing Employment Agreement. Subject to Section 6.1(b), this Agreement shall supersede the Existing Employment Agreement as of the Effective Date, and from and after such Effective Date the Existing Employment Agreement shall be of no further force or effect. Executive’s service as an officer of the Company (including as its President, Extremity Fixation) shall be uninterrupted by the termination of the Existing Employment Agreement and the effectiveness of this Agreement (i.e., Executive will remain seamlessly employed within the Company Group), and such termination of the Existing Employment Agreement and effectiveness of this Agreement shall not cause any severance payment or other termination-related payment or right to accrue pursuant to the Existing Employment Agreement. For the avoidance of doubt, any accrued vacation that Executive has earned under the Existing Employment Agreement shall be fully transferred to Executive’s new employment relationship with the Company under this Agreement, and Executive’s service to the Company under the Plans shall be deemed uninterrupted. Subject to the foregoing, this Agreement (and the Non-Competition Agreement) represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company, AG and the Executive relating to the Executive’s employment by the Company. Nothing in this Agreement shall modify or alter any indemnity agreement between the Company and the Executive or alter or impair any of the Executive’s rights under the Plans or related award agreements. In the event of any conflict between this Agreement and any other agreement between the Executive and the Company (or any other member of the Company Group), this Agreement shall control.

7.5 Amendment; Modification. Except for increases in Base Salary, and adjustments with respect to Incentive Compensation, made as provided in Article II, this Agreement may be amended at any time only by mutual written agreement of the Executive and the Company; provided, however, that, notwithstanding any other provision of this Agreement or the Plans (or any award documents under the Plans), the Company may reform this Agreement, the Plans (or any award documents under the Plans) or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise as contemplated by Section 7.16 below.

7.6 Withholding. The Company shall be entitled to withhold, deduct or collect or cause to be withheld, deducted or collected from payment any amount of withholding taxes required by law, statutory deductions or collections with respect to payments made to the Executive in connection with his employment, termination (including Article V) or his rights hereunder, including as it relates to stock-based compensation.

7.7 Representations.

(a) The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b) The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

7.8 Governing Law; Jurisdiction. This Agreement is subject to Swiss law. Except as otherwise provided in Section 7.2, all actions or proceedings arising out of this Agreement shall exclusively be heard and determined in courts in Zug, Switzerland having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.

7.9 Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive, the Company, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. In the event of a Business Combination (as defined in clause (iii) of Change of Control), the provisions of this Agreement shall be binding upon and inure to the benefit of the parent or entity resulting from such Business Combination or to which the assets shall be sold or transferred, which entity from and after the date of such Business Combination shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, the Company shall remain primarily liable for its obligations hereunder. The Executive expressly acknowledges that the members of the Company Group (and their successors and assigns) are third-party beneficiaries of this Agreement and may enforce this Agreement on behalf of themselves or the Company. Both parties agree that there are no third-party beneficiaries to this Agreement other than as expressly set forth in this Section 7.9.

7.10 Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7.10 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

7.11 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.12 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.13 Construction. The headings of articles or sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References to days found herein shall be actual calendar days and not business days unless expressly provided otherwise.

7.14 Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

7.15 Effectiveness. This Agreement shall be effective as of the Effective Date when signed by the Executive and the Company.

7.16 Code Section 409A.

(a) Although the parties hereto do not expect payments hereunder to be subject to U.S. income taxation, in the event such U.S. income taxation were to apply to any payments hereunder, it is the intent of the parties that payments and benefits under this Agreement comply with Section 409A and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified by the parties to try to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith.

(b) If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall, if required to avoid the imposition of additional tax or interest under Section 409A, be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

(c) Any expense reimbursement under this Agreement shall be made promptly upon Executive’s presentation to the Company of evidence of the fees and expenses incurred by the Executive and in all events on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

7.17 Survival. As provided in Section 1.3 with respect to expiration of the Term, Articles VI and VII shall survive the termination or expiration of this Agreement for any reason.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ORTHOFIX INTERNATIONAL N.V.	EXECUTIVE

/s/ Bradley R. Mason	/s/ Davide Bianchi
Bradley R. Mason	Davide Bianchi
Chief Executive Officer	an Individual

ORTHOFIX AG

/s/ Armin L. Landtwing
Name: Armin L. Landtwing
Title: Member of the Board of Directors

EXHIBIT A

Definitions

For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Base Amount” shall mean an amount equal to the sum of:

(i) the Executive’s annual base salary at the highest annual rate in effect at any time during the Term; and

(ii) the lower of (i) the Executive’s target bonus under Section 2.3 in effect during the fiscal year in which termination of employment occurs, or (ii) the average of the Incentive Compensation (as defined in Section 2.3) actually earned by the Executive (A) with respect to the two consecutive annual Incentive Compensation periods ending immediately prior to the year in which termination of the Executive’s employment with the Company occurs or, (B) if greater, with respect to the two consecutive annual Incentive Compensation periods ending immediately prior to the Change of Control Date or the Potential Change of Control Date.

“Board” shall mean the Board of Directors of the Company. Any obligation of the Board other than termination for Cause under this Agreement may be delegated to an appropriate committee of the Board, including its compensation committee, and references to the Board herein shall be references to any such committee, as appropriate.

“Cause” shall mean termination of the Executive’s employment because of the Executive’s: (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) intentional wrongful disclosure of Confidential Information or other intentional wrongful violation of Article VI; (iv) willful and continued failure by the Executive to follow the reasonable instructions of the Board or Chief Executive Officer; (v) willful commission by the Executive of acts that are dishonest and demonstrably and materially injurious to a member of the Company Group, monetarily or otherwise; (vi) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Company Group including without limitation (a) if the Executive has undertaken to provide any certification or related back-up material required for the chief and principal executive and financial officers to provide a certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and he willfully or materially fails to take reasonable and appropriate steps to determine whether or not the certificate or related back-up material was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (b) the Executive’s willful or material failure to establish and administer effective systems and controls applicable to his area of responsibility necessary for the Company to timely and accurately file reports pursuant to Section 13 or 15(d) of the Exchange Act. No act or omission shall be deemed willful or material for purposes of this definition if taken or omitted to be taken by Executive in a good faith belief that such act or omission to act was in the best interests of the Company Group or if done at the express direction of the Board.

“Change of Control” shall occur upon any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), in any individual transaction or series of related transactions, of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of Change of Control;

(ii) a change in the composition of the Board such that the individuals who as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the Effective Date, whose appointment, election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

(iii) consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of the Company (including assets that are shares held by the Company in its subsidiaries) (any such transaction, a “Business Combination”); expressly excluding, however, any such Business Combination pursuant to which all of the following conditions are met: (A) all or substantially all of the Person(s) who are the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the entity resulting from such Business Combination;

(iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

(v) the Company Group (or any of them) shall sell or dispose of, in a single transaction or series of related transactions, business operations that generated two-thirds of the consolidated revenues of the Company Group (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) and such disposal shall not be exempted pursuant to clause (iii) of this definition of Change of Control;

(vi) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change of control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing agreement or transaction; notwithstanding the foregoing, unless determined in a specific case by a majority vote of the Board, a “Change of Control” shall not be deemed to have occurred solely because: (A) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or any Company-sponsored employee stock ownership plan, or any other employee plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a change of control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) any Company-sponsored employee stock ownership plan, or any other employee plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a change of control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership; or

(vii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this definition.

Notwithstanding the above definition of Change of Control, the Board, in its sole discretion, may determine that a Change of Control has occurred for purposes of this Agreement, even if the events giving rise to such Change of Control are not expressly described in the above definition.

“Change of Control Date” shall mean the date on which a Change of Control occurs.

“Change of Control Period” shall mean the 24 month period commencing on the Change of Control Date; provided, however, if the Company terminates the Executive’s employment with the Company prior to the Change of Control Date but on or after a Potential Change of Control Date, and it is reasonably demonstrated that the Executive’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change of Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change of Control, then the “Change of Control Period” shall mean the 24 month period beginning on the date immediately prior to the date of the Executive’s termination of employment with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Group” shall mean the Company, together with its direct and indirect subsidiaries.

“Competing Business” means any business or activity that (i) competes with any member of the Company Group for which the Executive performed services or the Executive was involved in for purposes of making strategic or other material business decisions and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any member of the Company Group during Term or (B) products or services so similar in nature to that of any member of the Company Group during Term (or that any member of the Company Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Company Group.

“Confidential Information” shall include Trade Secrets and includes information acquired by the Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company Group (such as non-public information), (ii) is designated or marked by any member of the Company Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) any member of the Company Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Company Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Company Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

“Disability” as used in this Agreement shall have the meaning given that term by any disability insurance the Company carries at the time of termination that would apply to the Executive. Otherwise, the term “Disability” shall mean the inability of the Executive to perform his duties and responsibilities under this Agreement as a result of a physical or mental illness, disease or personal injury he has incurred. Any dispute as to whether or not the Executive has a “Disability” for purposes of this Agreement shall be resolved by a physician reasonably satisfactory to the Board and the Executive (or his legal representative, if applicable). If the Board and the Executive (or his legal representative, if applicable) are unable to agree on a physician, then each shall select one physician and those two physicians shall pick a third physician and the determination of such third physician shall be binding on the parties.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (1) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (2) the Company’s material reduction of the Executive’s Base Salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (3) the Company’s failure to obtain a satisfactory agreement from any successor entity to assume and agree to perform this Agreement; or (4) any material breach of this Agreement or any other material agreement with the Executive by the Company or any successor entity.

“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

“Potential Change of Control” shall mean the earliest to occur of: (i) the date on which the Company executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change of Control or (ii) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control, and ending when, in the opinion of the Board, the Company or the respective third party has abandoned or terminated any Potential Change of Control.

“Potential Change of Control Date” shall mean the date on which a Potential Change of Control occurs; provided, however, such date shall become null and void when, in the opinion of the Board, the Company or the respective third party has abandoned or terminated any Potential Change of Control.

“Prohibited Area” means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the members of the Company Group conduct a preponderance of their business and in which the Executive provides substantive services to the benefit of the Company Group.

“Section 409A” shall mean Section 409A of the Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).

“Trade Secrets” are information of special value, not generally known to the public that any member of the Company Group has taken steps to maintain as secret from Persons other than those selected by any member of the Company Group.

EXHIBIT B

Release

In exchange for the consideration set forth in the Amended and Restated Employment Agreement, entered into and effective as of November 20, 2014, by and among Orthofix International N.V. (the “Company”) and myself (the “Employment Agreement”), the respective terms of which are incorporated herein by reference, I, Davide Bianchi, am entering into this Release (this “Release”) for good and valuable consideration as required by the Employment Agreement, and agree as follows:

1. GENERAL RELEASE.

(a) On behalf of myself, my heirs, executors, successors and assigns, I and unconditionally release, waive and forever discharge the Company, its members, divisions, subsidiaries, affiliates and related companies, including the Company Group (as defined below), or any member of the Company Group, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees and all liability whatsoever, whether known or unknown, fixed or contingent, suspected or unsuspected (collectively, “Claims”), which I had, have, or may have against Releasees relating to or arising out of my employment by or separation from the Company and its direct and indirect subsidiaries and parents, including, without limitation, Orthofix International N.V. (collectively, the “Company Group”), up to and including the date of execution of this Release, other than my right to receive the severance payments and other benefits and consideration described in the Employment Agreement. This Release includes, without limitation: (i) claims at law or equity or sounding in contract (express or implied) or tort; (ii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran or military status, sexual orientation or any other form of discrimination, harassment or retaliation (including if applicable, without limitation, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Unruh Civil Rights Act, or any other federal, state or local laws, regulations and ordinances governing discrimination, harassment or retaliation in employment; and the right to bring demands, complaints, causes of action, and claims under any other federal, state, local or common law, statute, regulation or decision); (iii) claims arising under the Employee Retirement Income Security Act; or (iv) any other statutory or common law claims related to my employment with the Company or my separation from the Company. I further covenant not to sue any of the Releasees with respect to any matters released hereby.

(b) This release does not include a release or waiver of any rights or claims I have, or might subsequently have in my capacity as a stockholder of Orthofix International N.V. In addition, this Release shall not release the Company from its continuing obligation to honor the terms of the Employment Agreement. However, this Release shall remain in full force and effect regardless of any claim by me that the Company failed to honor the terms of the Employment Agreement. In the event of any such dispute, my sole remedy against the Company shall be to enforce the terms of the Employment Agreement. I am also not waiving, and nothing in this Release is intended to waive, any right to coverage under any directors and officers insurance coverage, if any, provided by the Company, the Company Group, or any member of the Company Group, or any right to indemnification or expense advancement under any indemnification agreement, or any applicable Company Group articles of incorporation, bylaws or similar organizational document, if any, in each case, to which I might be entitled. I am also not waiving, and nothing in this Release is intended to waive any claims I may have for unemployment insurance or workers’ compensation benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, or any claims that, as a matter of law, may not be released by private agreement. I am also not waiving, and nothing in this Release is intended to waive, any claims relating to the validity or enforceability of this Release; or, if applicable, any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or the National Labor Relations Board (“NLRB”); provided, however, that I shall not be entitled to recover any monetary damages or to non-monetary relief if the EEOC or NLRB were to pursue any claims relating to my employment with the Company.

EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS RELEASE, I WILL WAIVE ANY RIGHT I MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES THAT IN ANY WAY ARISES FROM OR RELATES TO MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE.

(c) I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters herein released, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. I represent and warrant that I have not previously filed or joined in any claims against the Company or any of the Releasees, that I have not given or sold any portion of any claims released herein to anyone else, and that I will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.

(d) I acknowledge that I have been given an opportunity of twenty-one (21) to consider this Release, but I may voluntarily waive that period by signing it earlier, and I acknowledge that I am being advised herein to consult with legal counsel of my own choosing prior to executing this Release. I understand that for a period ending at the end of the seventh calendar day following my execution of this Release (“Revocation Period”), I shall have the right to revoke this Release by delivering a written notice of revocation to Jeffrey M. Schumm, Orthofix International N.V., Chief Administrative Officer, General Counsel and Corporate Secretary, 3451 Plano Pkwy, Lewisville, TX 75056 no later than the end of the seventh calendar day after I sign this Release. I understand and agree that this Release will not be effective and enforceable until after the Revocation Period expires without revocation, and if I elect to exercise this revocation right, this Release shall be voided in its entirety, and the Company shall be relieved of all obligations under this Release and all obligations under the Employment Agreement as provided therein. This Release shall be effective on the eighth calendar day after it is executed by me (“Effective Date”) provided it has not been previously revoked as provided herein.

2. I agree not to disclose, publish or use any confidential information of the Company Group, except as the Company directs or authorizes unless required by law to do so. I also agree that I will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of confidential information of the Company Group, and I will immediately notify the Company in the event of any unauthorized use or disclosure of the Company Group’s confidential information of which I become aware. I agree that the obligations set forth in this paragraph do not supersede, but are in addition to, any previous confidentiality obligations agreed to by me and any member of the Company Group, including those under the Agreement. The confidentiality provisions set forth in this Release are contractual and their terms are material to this Release. In any proceeding brought to enforce or seek damages for the alleged breach of the confidentiality provisions of this Release, the party successfully prosecuting or defending such action shall be entitled to recover from the opposing party its reasonable expenses, including attorneys’ fees.

3. I agree to hold harmless the Releasees, at my sole cost and expense, from and against any claims arising from my breach of this Release (including breaches of my post separation obligations under the Agreement).

4. I agree that I have not made and shall not make, publicly or privately, any critical or negative comments to the media or any significant critical or negative comments to any other person (including future or prospective employees) regarding any of the Releasees.

5. I understand it is my choice whether or not to enter into this Release and that my decision to do so is voluntary and is made knowingly.

6. I represent and acknowledge that in executing this Release, I do not rely, and have not relied, on any communications, statements, inducements or representations, oral or written, by any of the Releasees, except as expressly contained in this Release.

7. I also represent and warrant that, on or before my last date of employment, I will have delivered to the Company (a) all documents and materials containing confidential information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are or were in my possession or under my control.

8. The Company and I agree that this Release shall be binding on us and our heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of our heirs, administrators, representatives, executors, successors and assigns.

9. This Release shall be interpreted under and governed by the laws of Switzerland. The Company and I agree that the language of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

10 The Company and I agree that should that any provision of this Release be determined to be illegal or invalid, the validity of the remaining provisions will not be affected and any illegal or invalid provision will be deemed not to be a part of this Release.

11. The Company and I agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

(Remainder of this page intentionally left blank)

Please read carefully as this document includes a General Release of claims.

As evidenced by my signature below, I certify that I have read the above Release and agree to its terms.

Davide Bianchi

Date:

Accepted and Acknowledged:

ORTHOFIX INTERNATIONAL N.V.

By:

Title:

Date:

EXHIBIT C

Existing Employment Agreement

[Attached]

EMPLOYMENT CONTRACT

Between

Orthofix AG

c/o ALLconsultServices

Bundesstrasse 3

CH-6304 Zug

(referred to in the following as “Employer” or “Company”)

and

Davide Bianchi

born on 14 April 1965

Chemin du Mont Blanc 4

1272 Genolier, Switzerland

(referred to in the following as “Employee”)

Employment Contract

§ 1 Start, Place of Work and Relocation

The Employee will join effective 22. July 2013 (the “Effective Date”) as President of International Extremity Fixation and will report to the Chief Executive Officer of Orthofix International N.V.

His office will be in the Verona subsidiary of Orthofix (i.e. Orthofix Srl). At the discretion of the Employer, the employee’s place of work may be changed to other subsidiaries of the company, also at a different location inside Europe. The Employee may be asked but will not be obliged to relocate his place of living.

It is also at the Employer’s discretion to move the Employee to a different function which corresponds with his skills and knowledge, or to change the scope of the position, or to change the reporting line. This, however, cannot lead to a decrease in remuneration.

§ 2 Work Hours

Regular work hours per week are 40 hours.

The duration of the daily work as well as start and finish time is at the discretion of the Employer.

The Employee agrees, in accordance with business requirements as well as legal limits, to work overtime as well as to work on Sundays and bank holidays. Upon request of the overtime, the Employer has to consider the business needs as well as the rights of the Employee. Overtime is covered inside the remuneration package.

§ 3 Term of Contract and Termination

Notice of six (6) months to terminate the contract of employment can be given by either party to take effect as of the end of a calendar month.

The Employer has the right to release the Employee from work in the case of a termination, by either party, until the end of the notice period, continuing any contractual payments.

The employment contract ends without the need for notice, no later than the end of the month in which the employee reaches the legal retirement age (currently age 65). It also ends with the day on which the worker receives an early retirement pension or a full pension for disability.

§ 3a Termination without Cause; Termination for Good Reason by the Employee.

A one-time lump sum severance payment in an amount equal to 100% of the gross annual base salary and the average of the last three years bonus payout plus, for a termination by the Employee for Good Reason (please refer to Exhibit B for definitions) or a termination by the Company without Cause only, CHF 11.500,— to be used by the Employee for outplacement services. The lump sum severance payment shall be paid on the 60th day following the Employee’s termination of employment, provided that prior to such time the Executive has signed the release described in Exhibit A and the applicable revocation period for such release has expired, subject, in the case of termination other than as a result of the Executive’s death.

Employment Contract

A termination without cause and a termination for good reason by the employee has to be given with 30 days notice.

§ 3b Termination for Cause.

If at any time during the Term the Employee’s employment with the Company is terminated by the Employer for Cause (refer to Appendix for definition), the Employee shall be entitled to the following:

a)	any unpaid base salary and accrued unpaid vacation then owing through the date of termination, which amounts shall be paid to the Employee within 30 days of the date of termination.

b)	whatever rights, if any, that are available to the Employee upon such a termination pursuant to the Plans or any award documents related to any stock-based compensation such as stock options, stock appreciation rights or restricted stock grants. This Agreement does not grant any greater rights with respect to such items than provided for in the Plans or the award documents in the event of any termination for Cause or a Voluntary Termination.

For a termination for cause there is no notice period, it comes into effect immediately.

§ 3c Termination following Change of Control

The Employee shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change of Control or Potential Change of Control. However, if during a Change of Control Period during the Term, (a) the Employee terminates his employment with the Company for Good Reason, or (b) the Company terminates the Employee’s employment without Cause, a lump sum severance payment in the amount of 150% of the gross annual base salary shall be paid to the Employee. No other rights result from termination during a Change of Control Period; provided, however, that nothing in this Section is intended to limit or impair the rights of the Employee under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change of Control if such Plans or award documents grant greater rights than are set forth herein.

§ 4 Remuneration.

The gross annual base salary of the Employee amounts to CHF 330.000.— (three hundred and thirty thousand Swiss Francs); this equals a monthly base salary of CHF 27.500.— (twenty seven thousand five hundred Swiss Francs). The monthly base salary is payable in arrears at the end of the calendar month.

The premium contribution to the corporate pension scheme of the Employer is compliant with the requirement of the Swiss Occupational Pension Legislation BVG (Berufsvorsorgegesetz). The annual premium depends on the amount of the salary and the age of the Employee. At the present time, it is about CHF 56’400. Two-thirds of the Premium is paid by the Employer and one third by the Employee. The Employee’s contribution is deducted from the salary in monthly installments of about CHF 1.600,—. In Addition, the Employee will receive further a voluntary contributions to the 3rd column in the amount of CHF 6.739,— per annum.

Employment Contract

§ 4a Variable Compensation

With respect to each fiscal year of the Company during the Term, the Employee shall be eligible to receive annual bonus compensation under the Parent’s Employee Annual Incentive Plan or any successor plan (the “Bonus Plan”) based on the achievement of goals established by the Board from time to time (the “Goals”). During the Term, the Employee will have a target bonus opportunity under the Bonus Plan of at least 60% of his then-applicable Base Salary and an opportunity to earn a maximum annual bonus of not less than 90% of his then-applicable Base Salary; provided, however, the Employee’s bonus under the Annual Incentive Plan with respect to work performed during the 2013 calendar year shall be pro-rated based on the number of days employed during the 2013 calendar year. The amount of any actual payment will depend upon the achievement (or not) of the Goals established by the Board. Except as otherwise provided in this Agreement, to receive a bonus under the Bonus Plan, the Employee must be employed on the date of payment of such bonus. Amounts payable under the Bonus Plan shall be determined by the Board and shall be paid following such fiscal year and no later than two and one-half months after the end of such fiscal year. In addition, the Employee shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section under the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing.

§ 4b Stock Compensation

The Employee shall be eligible to receive stock-based compensation, whether stock options, stock appreciation rights, restricted stock grants or otherwise, under the Parent’s 2012 Long Term Incentive Plan or other stock-based compensation plans as Parent may establish from time to time (collectively, the “Plans”). The Employee shall be considered for such grants no less often than annually as part of the Board’s annual compensation review, but any such grants shall be at the sole discretion of the Board. Notwithstanding the foregoing, with respect to the 2013 calendar year, the Employee shall receive on the Effective Date (i) a grant of stock options to acquire up to 10,000 shares of common stock of Parent (vesting annually 25% per year over a 4-year period), and (ii) a grant of 2,500 restricted shares of common stock of Parent (vesting annually 25% per year over a 4-year period).

§ 4c Company Car / Car Allowance

The Employee will receive a Company car allowance equal to CHF 24.000.— gross per annum, i.e. CHF 2.000.— gross per month.

The Orthofix Car Policy – Europe is applicable (see attachment).

§ 4d Social Security

The legal regulations of Switzerland apply (AHV, BVG, UVG, KTG).

Employment Contract

§ 4e Insurances

The Company shall take out accident insurance for the employee according to Swiss law and to the terms usually offered by the company.

§ 5 Travel Expenses

Travel expenses, if appropriate and occasioned by and in the interest of the Employer, will be reimbursed against proper receipts and in accordance with tax regulations as well as the Company Travel Policy.

§ 6 Leave

The Employee is entitled to 25 work days of leave for a full calendar year. Saturdays and Sundays are not considered work days in this regulation.

If the employment starts or ends during a calendar year, the leave entitlement will be pro-rated, however not below the legal minimum. For the year 2013 the employee is entitled to 25 business days.

Further details about the granting of leave are regulated in the Company Policy.

§ 7 Inability to Work

The Employee is required to inform the Employer via the direct line manager as well as HR immediately at the start of the inability to work, under specification of the reasons. If the inability is previously unknown, the Employer needs to be informed as soon as possible.

If the inability to work is caused by sickness and the duration exceeds 2 days, the Employee is required to produce a doctor’s note before the end of the third workday after the beginning of the inability to work, confirming the sickness as well as the expected duration.

§ 8 Spare-time Work

The employee agrees to dedicate his regular work hours fully to the employer, spare time work shall not conflict with the business interest of the employer.

§ 9a Non-Disclosure

The Employee is obligated to keep business and company secrets as well as any information of confidential nature, which are verbally or in writing declared as such or if apparent as such, confidential and not disclose to any third party without prior consent of the Company.

Business and Company secrets in this sense are especially non-public information about products, salaries, distribution channels, suppliers, calculations, discounts, business deals, or other material information about the Company. In doubt the Employee is obligated to inquire with the Management if a certain fact is to be handled confidentially.

Employment Contract

This obligation is valid also after the end of the employment. Should this non-disclosure obligation hinder the Employee in an inappropriate way after the end of the employment, the Employee is entitled to be relieved of this duty.

The Employee is aware of and agrees to, that at the end of the employment, all rights of any kind to customers acquired by the Employee do not exist, and that no severance or compensation will be paid for existing or initiated customer relationships.

For every case of breach of this non-disclosure agreement, the Employee is obligated to pay a contractual penalty in the amount of an average monthly base salary (average of the last 12 months) to the Employer. This however does not eliminate the enforcement of further claims for damages.

§ 9b Non-Competition.

The non-competition agreement can be found in exhibit C in the attachment to this contract.

§ 9c Obligation not to entice away Workforce in the Aftermath of the Employment Relationship

The Employee agrees that for a period of one year after the termination of the Employment Contract the employee shall neither directly nor indirectly entice away employees of the Company, its subsidiaries or parent company or cause them in any other way to leave the Company, its subsidiaries or parent company, if for that purpose the employee induces them to break the contract or uses information which is subject to the post-contractual duty of secrecy.

The obligation not to entice away workforce also applies to the benefit of the Company’s affiliated companies the Company dealt with either directly or indirectly.

Every time the Employee breaches the obligations described under in clause 9c, the employee shall pay a contractual penalty in the amount of one monthly gross salary. The amount of the relevant monthly gross salary depends on the monthly gross salary including variable salary the Employee last received under this Employment Contract.

The Company’s right to further damages shall not be affected.

§10 Term of Preclusion

Any claim stemming from the employment or any that are related to the employment, are required to be asserted inside the term of preclusion of 3 months for the respective claim from the other contractual party in writing, or they expire.

If the opposing party declines the claim in writing or does not assert itself after one months of the initial assertion of the claim, then it expires if it is not asserted after three months of the decline in front of a court.

These terms of preclusion do not apply to claims of damages of life, body or health, as well as for damages resulting from deliberate or gross misconduct of either party.

Employment Contract

§ 11 Application Information

The Employee assures that all information provided during the hiring process is the truth and agrees to inform the Employer of any changes in this information without delay.

§ 12 Data Security

The employee is prohibited to acquire, process or publish personal data, make it accessible or use in any other way than the lawful task fulfillment requires. As data processing in course of work may include the entry, recording, storing, over-transmit, modify, delete, use, collection and freezing of personal data, the employee is hereby informed of the obligation to maintain confidentiality of personal data. The obligation of the employee to data secrecy continues even after the termination of employment.

The employee expressly agrees that his personal data is stored, automated and processed.

§ 13 Final Provisions

For all non-regulated contractual areas the corresponding Swiss Code of Obligations applies.

Amendments and additions to this contract must be made in writing. This shall also apply to the amendment of the clause requiring written form.

Verbal side-agreements do not exist. Further agreements than documented in this contract are not agreed to.

Place of jurisdiction is Zug/Switzerland.

If any provision of this agreement should be unlawful, void or unenforceable or should the contract contain a gap, the validity of the contract shall not be affected.

Nov. 26, 2013	Nov. 18, 2013
Date	Date

ORTHOFIX AG

/s/ Armin L. Landtwing	/s/ Davide Bianchi
Armin L. Landtwing Verwaltungsrat	Davide Bianchi

/s/ Brad Mason
Brad Mason CEO Orthofix International

EXHIBIT A

RELEASE

In exchange for the consideration set forth in the Employment Agreement, entered into and effective as of [            ], 2013, by and among Orthofix AG. (the “Company”) and myself (the “Employment Agreement”), the respective terms of which are incorporated herein by reference, I, Davide Bianchi, am entering into this Release (this “Release”) for good and valuable consideration as required by the Employment Agreement, and agree as follows:

1.	GENERAL RELEASE.

(a) On behalf of myself, my heirs, executors, successors and assigns, I and unconditionally release, waive and forever discharge the Company, its members, divisions, subsidiaries, affiliates and related companies, including the Company Group (as defined below), or any member of the Company Group, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees and all liability whatsoever, whether known or unknown, fixed or contingent, suspected or unsuspected (collectively, “Claims”), which I had, have, or may have against Releasees relating to or arising out of my employment by or separation from the Company and its direct and indirect subsidiaries and parents, including, without limitation, Orthofix International N.V. (collectively, the “Company Group”), up to and including the date of execution of this Release, other than my right to receive the severance payments and other benefits and consideration described in the Employment Agreement. This Release includes, without limitation: (i) claims at law or equity or sounding in contract (express or implied) or tort; (ii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran or military status, sexual orientation or any other form of discrimination, harassment or retaliation (including, without limitation, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Unruh Civil Rights Act, or any other federal, state or local laws, regulations and ordinances governing discrimination, harassment or retaliation in employment; and the right to bring demands, complaints, causes of action, and claims under any other federal, state, local or common law, statute, regulation or decision); (iii) claims arising under the Employee Retirement Income Security Act; or (iv) any other statutory or common law claims related to my employment with the Company or my separation from the Company. I further covenant not to sue any of the Releasees with respect to any matters released hereby.

(b) This release does not include a release or waiver of any rights or claims I have, or might subsequently have in my capacity as a stockholder of Orthofix International N.V. In addition, this Release shall not release the Company from its continuing obligation to honor the terms of the Employment Agreement. However, this Release shall remain in full force and effect regardless of any claim by me that the Company failed to honor the terms of the Employment Agreement. In the event of any such dispute, my sole remedy against the Company shall be to enforce the terms of the Employment Agreement. I am also not waiving, and nothing in this Release is intended to waive, any right to coverage under any directors and officers insurance coverage, if any, provided by the Company, the Company Group, or any member of the Company Group, or any right to indemnification or expense advancement under any indemnification agreement, or any applicable Company Group articles of incorporation, bylaws or similar organizational document, if any, in each case, to which I might be entitled. I am also not waiving, and nothing in this Release is intended to waive any claims I may have for unemployment insurance or workers’ compensation benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, or any claims that, as a matter of law, may not be released by private agreement. I am also not waiving, and nothing in this Release is intended to waive, any claims relating to the validity or enforceability of this Release; or any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the

EXHIBIT A

RELEASE

“EEOC”) or the National Labor Relations Board (“NLRB”); provided, however, that I shall not be entitled to recover any monetary damages or to non-monetary relief if the EEOC or NLRB were to pursue any claims relating to my employment with the Company.

EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS RELEASE, I WILL WAIVE ANY RIGHT I MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES THAT IN ANY WAY ARISES FROM OR RELATES TO MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE.

(c) I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters herein released, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. I represent and warrant that I have not previously filed or joined in any claims against the Company or any of the Releasees, that I have not given or sold any portion of any claims released herein to anyone else, and that I will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.

(d) I acknowledge that I have been given an opportunity of [twenty one (21) / forty five (45) ] to consider this Release, but I may voluntarily waive that period by signing it earlier, and I acknowledge that I am being advised herein to consult with legal counsel of my own choosing prior to executing this Release. I understand that for a period ending at the end of the seventh calendar day following my execution of this Release (“Revocation Period”), I shall have the right to revoke this Release by delivering a written notice of revocation to Jeffrey M. Schumm, Orthofix Inc. Senior Vice President, General Counsel and Corporate Secretary, 3451 Plano Pkwy, Lewisville, TX 75056 no later than the end of the seventh calendar day after I sign this Release. I understand and agree that this Release will not be effective and enforceable until after the Revocation Period expires without revocation, and if I elect to exercise this revocation right, this Release shall be voided in its entirety, and the Company shall be relieved of all obligations under this Release and all obligations under the Employment Agreement as provided therein. This Release shall be effective on the eighth calendar day after it is executed by me (“Effective Date”) provided it has not been previously revoked as provided herein.

2. I agree not to disclose, publish or use any confidential information of the Company Group, except as the Company directs or authorizes unless required by law to do so. I also agree that I will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of confidential information of the Company Group, and I will immediately notify the Company in the event of any unauthorized use or disclosure of the Company Group’s confidential information of which I become aware. I agree that the obligations set forth in this paragraph do not supersede, but are in addition to, any previous confidentiality obligations agreed to by me and any member of the Company Group, including those under the Agreement. The confidentiality provisions set forth in this Release are contractual and their terms are material to this Release. In any proceeding brought to enforce or seek damages for the alleged breach of the confidentiality provisions of this Release, the party successfully prosecuting or defending such action shall be entitled to recover from the opposing party its reasonable expenses, including attorneys’ fees.

3. I agree to hold harmless the Releasees, at my sole cost and expense, from and against any claims arising from my breach of this Release (including breaches of my post separation obligations under the Agreement).

4. I agree that I have not made and shall not make, publicly or privately, any critical or negative comments to the media or any significant critical or negative comments to any other person (including future or prospective employees) regarding any of the Releasees.

EXHIBIT A

RELEASE

5. I understand it is my choice whether or not to enter into this Release and that my decision to do so is voluntary and is made knowingly.

6. I represent and acknowledge that in executing this Release, I do not rely, and have not relied, on any communications, statements, inducements or representations, oral or written, by any of the Releasees, except as expressly contained in this Release.

7. I also represent and warrant that, on or before my last date of employment, I will have delivered to the Company (a) all documents and materials containing confidential information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are or were in my possession or under my control.

8. The Company and I agree that this Release shall be binding on us and our heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of our heirs, administrators, representatives, executors, successors and assigns.

9. This Release shall be interpreted under and governed by the laws of the State of Texas. The Company and I agree that the language of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

10 The Company and I agree that should that any provision of this Release be determined to be illegal or invalid, the validity of the remaining provisions will not be affected and any illegal or invalid provision will be deemed not to be a part of this Release.

11. The Company and I agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a General Release of claims.

As evidenced by my signature below, I certify that I have read the above Release and agree to its terms.

Accepted and Acknowledged:

Date	Date

ORTHOFIX AG

Armin L. Landtwing Verwaltungsrat	Davide Bianchi

Brad Mason CEO Orthofix International

EXHIBIT B

DEFINITIONS

For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Board” shall mean the Board of Directors of Parent. Any obligation of the Board other than termination for Cause under this Agreement may be delegated to an appropriate committee of the Board, including its compensation committee, and references to the Board herein shall be references to any such committee, as appropriate.

“Cause” shall mean termination of the Employee’s employment because of the Employee’s: (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) intentional wrongful disclosure of Confidential Information or other intentional wrongful violation of Article VI; (iv) willful and continued failure by the Employee to follow the reasonable instructions of the Board or Chief Executive Officer; (v) willful commission by the Employee of acts that are dishonest and demonstrably and materially injurious to a member of the Parent Group, monetarily or otherwise; (vi) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Parent Group including without limitation (a) if the Employee has undertaken to provide any certification or related back-up material required for the chief and principal executive and financial officers to provide a certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and he willfully or materially fails to take reasonable and appropriate steps to determine whether or not the certificate or related back-up material was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (b) the Employee’s willful or material failure to establish and administer effective systems and controls applicable to his area of responsibility necessary for the Parent to timely and accurately file reports pursuant to Section 13 or 15(d) of the Exchange Act. No act or omission shall be deemed willful or material for purposes of this definition if taken or omitted to be taken by Employee in a good faith belief that such act or omission to act was in the best interests of the Parent Group or if done at the express direction of the Board.

“Change of Control” shall occur upon any of the following events:

(i) the acquisition by any individual, entity or group of beneficial ownership, in any individual transaction or series of related transactions, of 50% or more of either (A) the then outstanding shares of common stock of Parent (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Parent; (2) any acquisition by Parent; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of Change of Control;

(ii) a change in the composition of the Board such that the individuals who as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the Effective Date, whose appointment, election, or nomination for election by Parent’s shareholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but

EXHIBIT B

DEFINITIONS

provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

(iii) consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of Parent (including assets that are shares held by Parent in its subsidiaries) (any such transaction, a “Business Combination”); expressly excluding, however, any such Business Combination pursuant to which all of the following conditions are met: (A) all or substantially all of the Person(s) who are the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than Parent, any employee benefit plan (or related trust) of Parent or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the entity resulting from such Business Combination;

(iv) the approval by the shareholders of Parent of a complete liquidation or dissolution of Parent;

(v) the Parent Group (or any of them) shall sell or dispose of, in a single transaction or series of related transactions, business operations that generated two-thirds of the consolidated revenues of the Parent Group (determined on the basis of Parent’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) and such disposal shall not be exempted pursuant to clause (iii) of this definition of Change of Control;

(vi) Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change of control of Parent has or may have occurred or will or may occur in the future pursuant to any then-existing agreement or transaction; notwithstanding the foregoing, unless determined in a specific case by a majority vote of the Board, a “Change of Control” shall not be deemed to have occurred solely because: (A) an entity in which Parent directly or indirectly beneficially owns 50% or more of the voting securities, or any Parent-sponsored employee stock ownership plan, or any other employee plan of Parent or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change of control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) any Parent-sponsored employee stock ownership plan, or any other employee plan of Parent or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any

EXHIBIT B

DEFINITIONS

successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change of control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership; or

(vii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this definition.

Notwithstanding the above definition of Change of Control, the Board, in its sole discretion, may determine that a Change of Control has occurred for purposes of this Agreement, even if the events giving rise to such Change of Control are not expressly described in the above definition.

“Change of Control Date” shall mean the date on which a Change of Control occurs.

“Change of Control Period” shall mean the 24 month period commencing on the Change of Control Date; provided, however, if the Company terminates the Employee’s employment with the Company prior to the Change of Control Date but on or after a Potential Change of Control Date, and it is reasonably demonstrated that the Employee’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change of Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change of Control, then the “Change of Control Period” shall mean the 24 month period beginning on the date immediately prior to the date of the Employee’s termination of employment with the Company.

“Competing Business” means any business or activity that (i) competes with any member of the Parent Group for which the Employee performed services or the Employee was involved in for purposes of making strategic or other material business decisions and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any member of the Parent Group during Term or (B) products or services so similar in nature to that of any member of the Parent Group during Term (or that any member of the Parent Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Parent Group.

“Confidential Information” shall include Trade Secrets and includes information acquired by the Employee in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Parent Group (such as non-public information), (ii) is designated or marked by any member of the Parent Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) any member of the Parent Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Parent Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Parent Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

EXHIBIT B

DEFINITIONS

“Exchange Act shall mean the Securities Exchange Act of 1934, or amended.

“Good Reason” shall mean the occurrence of any of the following without the written consent of the Employee: (1) the assignment to the Employee of any duties materially inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; (2) the Company’s material reduction of the Employee’s Base Salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (3) the Company’s failure to obtain a satisfactory agreement from any successor entity to assume and agree to perform this Agreement; or (4) any material breach of this Agreement or any other material agreement with the Employee by the Company or any successor entity.

“Parent” shall mean Orthofix International N.V., an entity organized under the laws of Curacao.

“Parent Group” shall mean Parent, together with its subsidiaries including the Company.

“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

“Potential Change of Control” shall mean the earliest to occur of: (i) the date on which Parent executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change of Control or (ii) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control, and ending when, in the opinion of the Board, the Parent (or the Company) or the respective third party has abandoned or terminated any Potential Change of Control.

“Potential Change of Control Date” shall mean the date on which a Potential Change of Control occurs; provided, however, such date shall become null and void when, in the opinion of the Board, the Parent (or the Company) or the respective third party has abandoned or terminated any Potential Change of Control.

“Trade Secrets” are information of special value, not generally known to the public that any member of the Parent Group has taken steps to maintain as secret from Persons other than those selected by any member of the Parent Group.

EXHIBIT C

NON-COMPETITION AGREEMENT

OPZIONE PER UN PATTO DI NON CONCORRENZA

Tra

Orthofix AG

c/o ALLconsultServices

Bundesstrasse 3

CH-6304 Zug

E

Il Mr. Davide Bianchi, residente in Ch. Du Mont Blanc 4, 1272 Genolier, Vaud- Svizzera (di seguito “Dirigente”)

Di seguito denominate “le Parti” Premesso che

i)	La Società e il Gruppo cui essa appartiene (con il termine “Gruppo” si intende includere la Società, la sua controllante e tutte le società dalle stesse direttamente o indirettamente controllate o partecipate) ricoprono una posizione leader a livello mondiale nel settore delle Tecnologie Medicali. In particolare il Gruppo si occupa di sviluppo, della produzione, e della vendita di prodotti nei seguenti segmenti del mercato: tutti i prodotti alla gamma di « Extremity Fixation »

ii)	il Dirigente è stato assunto dalla Società dal giorno 22 July 2013 con la posizione di Presidente Internazionale della fissazione esterna (di seguito il “Rapporto di Lavoro”;

iii)	nel corso del Rapporto di Lavoro il Dirigente verrà a conoscenza di informazioni riservate riguardanti la Società e il Gruppo, nonché i prodotti della Società e del Gruppo, che rivestono primaria importanza per lo svolgimento dell’attività di impresa della Società;

iv)	la Società e il Gruppo intendono tutelare i loro interessi in relazione alle attività e agli incarichi che il Dirigente potrebbe svolgere in concorrenza con la Società successivamente alla cessazione del Rapporto di Lavoro.

OPTION OF NON-COMPETITION AGREEMENT

Between

Orthofix AG

c/o ALLconsultServices

Bundesstrasse 3

CH-6304 Zug

And

Il Mr. Davide Bianchi, residente in Ch. Du Mont Blanc 4, 1272 Genolier, Vaud- Svizzera (below “Manager”)

Hereinafter mentioned as “Parties” WHEREAS

i)	The Company and the Group to which it belongs, (Group intended to include the Company, its holding company, and all companies directly or indirectly controlled by the same or associated), cover a worldwide leading position in the field of Medical Technologies. In particular, the Group is engaged in the development, production and sales of products in the following market sector: all products in the Product Range “Extremity Fixation”

ii)	The Manager has been employed by the Company since 22 July 2013, for the position of President of International Extremity Fixation (hereinafter “The Employment Relationship”);

iii)	In the course of the Employment Relationship Manager will be aware of confidential information regarding the Company and the Group, as well as the products of the Company and the Group, which are of major importance for the conduct of the business of the Company;

iv)	The Company and the Group wish to protect their interests in relation to the activities and the tasks that the Manager could carry out in competition with the Company subsequent to the termination of the Employment Relationship .

EXHIBIT C

NON-COMPETITION AGREEMENT

Ciò premesso, le Parti convengono quanto segue:

1) OPZIONE- EFFICACIA E CONDIZIONE SOSPENSIVA:

1.1. Il Dirigente concede alla Società un’opzione per la conclusione di un patto di non concorrenza nei termini e alle condizioni specificati al successivo paragrafo 4 (qui di seguito l’Opzione).

1.2. La Società accetta l’Opzione e si impegna ad esercitarla nei termini e alle condizioni specificati al successivo paragrafo 2.

2) ESERCIZIO DELL’OPZIONE

2.1 La Società potrà esercitare l’Opzione in ogni momento nel corso del Rapporto di Lavoro.

2.2. La volontà della Società di esercitare l’Opzione e, di conseguenza, di concludere il patto di non concorrenza di cui al successivo paragrafo 4, dovrà essere comunicata ad Dirigente per iscritto.

3) CORRISPETTIVO PER L’OPZIONE

A titolo di corrispettivo per la concessione dell’Opzione la Società Le corrisponderà un importo lordo pari a Euro 5000,—, in tre tranche di uguale importo e unitamente alle competenze dei tre mesi successivi alla sottoscrizione della presente Opzione. Resta inteso e convenuto che il predetto importo si intende già comprensivo di ogni incidenza su tutti gli istituti contrattuali e di legge, e che non sarà considerato retribuzione utile ai fini del calcolo del Trattamento di Fine Rapporto e degli istituti ad esso collegati.

Accordingly the Parties agree as follows:

1) OPTION- EFFECTIVENESS AND SUSPENSION CONDITION:

1.1. The Manager, grants to the Company an option for the conclusion of a non-competition agreement, under the terms and conditions specified in the following paragraph 4 (hereinafter “the Option”);

1.2. The Company accepts and agrees to exercise the option according to the terms and condition specified in paragraph 2.

2) OPTION EXERCISE

2.1 The Company may exercise the option at any time during the Employment Relationship;

2.2. The intention of the Company to exercise the Option and, therefore, to conclude the non-competition agreement, referred to in paragraph 4, shall be notified to the manager in written form.

3) PAYMENT AGREEMENT

For the grant of the Option, the Company will correspond a gross amount of € 5,000.00, in three installments each of the same amount and together with the payment of three months’ remuneration after the signature of the present otion. It is agreed that said amount already includes any effect on any contractual and legal obligations, and that compensation will not be considered useful for the calculating severance indemnities and institutions connected to it.

EXHIBIT C

NON-COMPETITION AGREEMENT

4) REGOLAMENTAZIONE DEL PATTO DI NON CONCORRENZA

4.1 Qualora la Società eserciti l’Opzione secondo i termini e alle condizioni di cui al precedente paragrafo 2, per un periodo di 12 mesi (dodici) decorrente dalla data di effettiva cessazione del Rapporto di Lavoro (a prescindere dalle ragioni di tale cessazione) il Dirigente si impegna a non prestare la sua opera, direttamente o indirettamente, in favore di soggetti terzi, né a svolgere attività in qualità di titolare, socio, dipendente, lavoratore autonomo o agente, nel campo dei Orthofix prodotti alla gamma di « Extremity Fixation »su tutto il territorio dell’Unione Europea e degli Stati Uniti d’America.

4.2. Il Dirigente si impegna inoltre a non distrarre e/o stornare clienti con i quali ella abbia trattato, direttamente o indirettamente, negli ultimi tre anni del Rapporto di Lavoro. Il Dirigente si asterrà altresì dal distrarre e/o stornare dipendenti o altri collaboratori della Società, nonché dall’indurli a cessare il loro rapporto di collaborazione con la Società stessa.

4.3. Al fine di consentire alla Società un adeguato controllo sul rispetto del patto di non concorrenza da parte del Dirigente, quest’ultimo si impegna a fornire alla Società tutte le informazioni rilevanti riguardanti le attività lavorative e professionali che la stessa svolgerà durante il periodo di validità del patto di non concorrenza. Tali informazioni verranno comunicate per iscritto e anteriormente all’effettivo svolgimento delle predette attività. Il Dirigente si impegna altresì ad informare anticipatamente il proprio nuovo datore di lavoro e/o committente dell’esistenza del presente patto di non concorrenza, del quale il Dirigente è autorizzato a fornire copia.

4.4. Ogni singola violazione, da parte del Dirigente, degli obblighi di non concorrenza di cui al presente paragrafo 4, comporterà il pagamento, da parte del Dirigente stesso, di una penale pari ad Euro 150.000 senza alcun pregiudizio per il

4) REGULATION OF NON-COMPETITION AGREEMENT

4.1. If the Company exercises the Option in accordance with the terms and conditions referred to paragraph in 2 above, for a period of 12 months (twelve months) from the effective date of termination of the Employment Relationship (independently from the reason of termination of the employment relation) the Manager agrees not to provide his work, directly or indirectly, in favor of third parties, or engage as owner, partner, employee, self-employed or agent, in the field of the Orthofix Portfolio “Extremity Fixation” on the whole territory of the European Union and the United States of America.

4.2 The Manager agrees not to distract or divert a customer to whom he has dealt with, directly or indirectly, in the last three years of the Employment Relationship. The Manager will also refrain from distracting and/or divert employees or other employees of the Company and from inducing them to cease their relationship with the Company.

4.3. In order to allow the Company an adequate monitoring compliance with the non-competition agreement by the Manager, the latter undertakes to provide the Company with all relevant information concerning the business and professional activities that take place during the same period of validity of the non-competition agreement.

These informations have to be communicated in written form and prior to the actual performance of said activities. The Manager has to inform in advance his new employer of the existence of this non-competition agreement. The Manager is authorized to provide a copy of this contract to his employer.

4.4. For each violation incurred by the Manager, of this non-compete option, according to what referred to in this paragraph 4, the Manager will

EXHIBIT C

NON-COMPETITION AGREEMENT

diritto della Società al risarcimento dell’eventuale maggior danno. Al verificarsi della violazione, e fermo restando il pagamento della penale di cui sopra, la Società avrà la facoltà di risolvere il patto di non concorrenza per inadempimento o di continuare a chiederne il corretto adempimento da parte del Dirigente. In questo caso è fatto salvo il diritto del Dirigente al corrispettivo ancora eventualmente dovuto ai sensi del successivo paragrafo 5.1. In caso di risoluzione, il Dirigente, oltre a corrispondere la penale di cui sopra, sarà tenuta a restituire alla Società il corrispettivo eventualmente già percepito ai sensi di quanto previsto al successivo paragrafo 5.1.

4.5 Resta inteso che la Società potrà decidere di non esercitare l’Opzione. In questo caso, il patto di non concorrenza come regolato al presente paragrafo 4 non entrerà in vigore e non produrrà nessun effetto, e al dirigente non spetterà alcun corrispettivo ai sensi di quanto previsto al successivo paragrafo 5.1.

5) CORRISPETTIVO PER IL PATTO DI NON CONCORRENZA

5.1 Tenuto conto del background professionale del Dirigente, le Parti convengono che un corrispettivo per il predetto patto di non concorrenza pari al 70% della retribuzione fissa annua lorda in vigore al momento della cessazione del Rapporto di lavoro, sia equo e ragionevole.

5.2. Il corrispettivo di cui al presente paragrafo 5.1. verrà corrisposto in due rate di pari importo come segue:

- il 50% entro e non oltre sette mesi dalla data di entrata in vigore del patto;

- il residuo 50% entro e non oltre il mese successivo alla data di termine del patto.

pay to the Company, a penalty of Euros 150,000.00 without prejudice to compensation for further damages to the Company. Upon occurrence of the violation, and without prejudice of payment of the abovementioned penalty, The Company will have the right to terminate the non-competition agreement for non-performance or to continue to ask for the proper performance by the Manager. In this case, the Manager is entitled to the payment, as defined in paragraph 5.1.

In case of termination of the contract, the Manager will have to pay the penalty, and will have to return back to the Company the amount he has already received under the provisions of paragraph 5.1.

4.5. It is understood that the Company may decide not to exercise the option. In this case, the non-competition agreement, as regulated in this Paragraph 4, will not produce any effect, and the Manager will not receive any payment, as defined in paragraph 5.1.

5) PAYMENT FOR NON-COMPETITION AGREEMENT

5.1. According to the professional background of the Manager, the Parties agree that a remuneration for the non-competition agreement of 70% of annual gross salary in force at the time of the termination of the employment relationship, is fair and reasonable.

5.2. The remuneration, referred to in this paragraph 5.1., will be paid in two installments as follows:

- 50% no later than seven months from the date of entry into force of the agreement;

- The remaining 50% within and no later than the month following the date of termination of the agreement.

EXHIBIT C

NON-COMPETITION AGREEMENT

Nov. 26, 2013	Nov. 18, 2013
Date	Date

ORTHOFIX AG

/s/ Armin L. Landtwing	/s/ Davide Bianchi
Armin L. Landtwing Verwaltungsrat	Davide Bianchi

/s/ Brad Mason
Brad Mason CEO Orthofix International